SECRETARY'S CERTIFICATE

Prime Acquisition Corp.
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman, KY1-1111

We, Codan Trust Company (Cayman) Limited, Secretary of **Prime Acquisition Corp.** (the "Company") **DO HEREBY CERTIFY** the following is an extract of the special resolutions passed at the Extraordinary General Meeting of the Company on 27th March, 2013 and that such resolutions have not been modified.

"IT WAS RESOLVED BY SHAREHOLDERS PRESENT representing 80% of all the issued shares of the Company THAT Article 156(4) of the amended and restated Articles of Association of the Company (the "**Articles**") be amended by deleting the first sentence of the Article in its entirety and replacing it with the following:

"(4) In the event that the Company does not consummate a Business Combination by September 30, 2013 (the "Termination Date"), the Company shall be voluntarily wound up and cease except for the purposes of winding up the Company's affairs and liquidating and the Directors shall take all such action necessary to dissolve and liquidate the Company and designate and appoint a liquidator as promptly as practicable.""

Sharon Pierson
for and on behalf of
Codan Trust Company (Cayman) Limited
Secretary

REGISTRAR OF COMPANIES
APR 02 2013
CAYMAN ISLANDS

Dated this 2nd day of April, 2013